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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]

CONTACT:  Richard A. Lechleiter
          Vice President of Finance, Corporate
          Controller and Treasurer
          (502) 596-7734

          MEDIA INQUIRIES:
          Susan E. Moss
          Vice President of Corporate
          Communications
          (502) 596-7296

FOR IMMEDIATE RELEASE
---------------------

            VENCOR ANNOUNCES APPOINTMENT OF RICHARD A. SCHWEINHART
                          TO CHIEF FINANCIAL OFFICER


LOUISVILLE, Ky. (Sept. 4, 1998) - Vencor, Inc. (NYSE: VC) today announced the appointment of Richard A. Schweinhart to the position of Chief Financial Officer and Senior Vice President of Finance effective October 1, 1998. Mr. Schweinhart is a certified public accountant with over 25 years of healthcare experience.
He has served in numerous executive positions during his career, including as Senior Vice President of Finance of Humana, Inc., Chief Financial Officer of Galen Health Care, Inc. and most recently as Senior Vice President of Columbia/HCA Healthcare Corporation.

  W. Bruce Lunsford, Chairman and Chief Executive Officer of Vencor, noted, "We are very excited that Rick is joining our team, and I am confident that he will make a significant contribution to our turnaround efforts already under way at Vencor."

  Mr. Schweinhart succeeds W. Earl Reed, III, who is leaving the Company to pursue other interests. Mr. Lunsford commented, "Earl's contributions and efforts over these many years have been instrumental in Vencor becoming a premier healthcare provider. I am confident that Earl's successful track record will continue in his future pursuits."

  Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 45 states.